EXHIBIT 10.25
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                            ON TECHNOLOGY CORPORATION
                                880 Winter Street
                                  Building Four
                             Waltham, MA 02451-1449


                                                          January 31, 2000


Mr. Robert L. Doretti
297 Commonwealth Avenue, No. 5
Boston, MA  02115

Dear Bob:

         On behalf of ON Technology Corporation (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of the Company. The terms of your employment relationship with the Company are as set forth below, as approved by the Company's Board of Directors.

1. POSITION. You will serve in a full-time capacity as President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors and based in the Company's Waltham, Massachusetts office. As such, you will have such responsibilities as are commensurate with your position and determined by the Board. You will also be appointed a member of the Board at the first meeting of the Board that follows the commencement of your employment with the Company.

2. BASE SALARY, BENEFITS. You will be paid a base salary as determined by the Board of Directors on an annual basis, at a rate of not less than $250,000. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will receive a vacation package comparable to that provided for key executives and will be eligible to participate in the Company's life, disability, medical, dental and other insurance programs available to key executives ("Benefits"). In addition, the Compensation Committee of the Company's Board of Directors ("Compensation Committee") will use good faith efforts to obtain post-employment health insurance for you and your spouse upon your termination of employment at retirement age in accordance with Company policy or upon your death or disability, so long as the aggregate cost of such health insurance to the Company, after any employee contribution, is not significant and does not require any payment of premiums for more than two years after the date of this letter. Alternatively, the Company and you may agree upon other arrangements having a comparable purpose and cost. Any such post-retirement health insurance is included in "Benefits".

3. SIGN-ON BONUS. Effective with the commencement of your employment with the Company, you will receive a stock option having the following terms:

         Option Shares:             0.25% of the outstanding common stock of the
                                    Company (36,732 shares).

         Exercise Price:            Market price on date of grant.
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         Vesting:                   Vested immediately in full.

         Stock Restriction: Stock purchased pursuant to this option before the first anniversary of the grant will be subject to a repurchase option in favor of the Company at the Exercise Price if your employment with the Company is terminated by you without Constructive Termination (as defined below), or by the Company for Cause (as defined below), prior to the first anniversary of the grant.

4. INCENTIVE PROGRAM. The Company has an incentive compensation program for key executives ("Incentive Program") tied to performance against the quarterly and annual plan ("Plan"). The Plan is adopted for each fiscal year by the Compensation Committee, based upon recommendations by management. As Chief Executive, you will have a critical input in establishing the Plan on an annual basis; we expect that the Plan for calendar year 2000 will be developed under your supervision during the 45-day period after your commencement of employment and will be approved by the Compensation Committee promptly thereafter. Under the Incentive Program, you will be eligible for an annual bonus equal to $150,000 if the Company's performance meets the Plan objectives. The Incentive Program will provide that you will receive a maximum bonus of 150% of your annual base salary if the Company's performance reaches the requisite parameters specified in the Plan.

5. STOCK OPTION PERFORMANCE BONUS. You will receive a performance bonus in the form of a stock option (the "Performance Stock Option") with the following terms:

         Option Shares:             2.5% of the outstanding common stock of the
                                    Company (367,325 shares)

         Exercise Price:            Market price on date of grant.

         Vesting: Vested in full upon the seventh anniversary of the grant.

         Acceleration:              Vesting will be accelerated during the first
                                    and second fiscal years as follows: (a) for each of the eight fiscal quarters in calendar year 2000 and 2001, between 8% and 10% of the Option Shares will be accelerated in a linear progression, corresponding with the Company achieving between 80% and 100% of the applicable fiscal quarter benchmark set forth in the Plan; and (b) for the entire fiscal years 2000 and 2001, options for between 8% and 10% of the Option Shares will be accelerated in a linear progression, corresponding with the Company achieving between 80% and 100% of the applicable fiscal year benchmark set forth in the Plan.
                                    For example, if the Company achieves 60% of the Plan in Q1, 85% in Q2, 100% in Q3, 110%
                                    in Q4, and 90% for the fiscal year, then the option would be accelerated 0%, 8.5%, 10%, 10% and 9%, respectively, or a total of 137,746 Option Shares for such fiscal year.
                                    If the Company exceeds Plan for one or more quarters or for a fiscal year, but the maximum percentage of Option Share acceleration (50%) has not been achieved for such fiscal year (due to below-Plan performance for other quarters or the fiscal year), then the Compensation Committee will include in its Incentive Program, in additional to the cash amounts referenced in
                                    Section 4,

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                                    some or all of the Option Shares that would
                                    have accelerated had the Plan for the
                                    applicable quarters or fiscal year been met.

6. STOCK OPTION. You will be granted a stock option ("Time Vesting Option") with the following terms:

         Option Shares:             3% of the outstanding common stock of the
                                    Company (440,790 shares).

         Exercise Price:            Market price on date of grant.

         Vesting: The nonqualified portion of the Option will be fully exercisable upon grant, subject to the Company's right to repurchase the shares issuable upon exercise of the option upon termination of your employment by the Company, which right lapses over four years as follows: 25% lapses upon the first anniversary of the grant and 75% lapses over the three years thereafter in equal quarterly increments. The incentive stock option portion of the Option will be a standard option subject to four year vesting in accordance with the schedule set forth in the previous sentence.

7. NATURE OF STOCK OPTIONS. The Stock Options referenced in paragraphs 3, 5 and 6 above will be incentive stock options to the extent permitted by applicable tax regulations. Options in excess of the incentive stock option limits will be non-qualified stock options.

8. OTHER INCENTIVE COMPENSATION. During your employment by the Company, you will be eligible for additional awards under the Company's 1992 Employee and Consultant Stock Option Plan, under any subsequent similar plans or under other incentive programs or plans adopted from time to time by the Board of Directors, as determined by the Compensation Committee or the Board of Directors.

9. TERMINATION OF EMPLOYMENT. If your employment with the Company is terminated by your death or disability or by the Company for any reason other than for Cause, or in the case of Constructive Termination, you (or your estate) will be entitled to receive (a) $250,000, paid as though you were still employed by the Company over a period of 12 months in installments in accordance with the Company's normal practices, (b) continued Benefits during the 12 months following such termination, (c) 12 months of acceleration of vesting (or comparable reduction in the Company's right to repurchase your shares with respect to the nonqualified Time Vesting Option) and, if the termination of employment occurs before the end of the second fiscal year after grant of the Performance Stock Option, then the Company shall be deemed to have met 100% of Plan for any remaining quarters and fiscal year in the 12 month period commencing on such termination, including the quarter then in progress, but excluding any quarter ending after such 12 month period, (d) an opportunity to exercise your stock options during the period of 12 months (three months for incentive stock options) following such termination to the extent vested in accordance with section (c) above at the date of such termination, and (e) any cash bonus earned but not yet paid for completed quarters and fiscal years under the Plan as well as a prorated amount of the quarterly and annual cash bonus pursuant to the Plan for the quarter and fiscal year during which termination of your employment occurs, based on the number of days of the quarter or fiscal year, as applicable, that you were employed by the Company. The Company will obtain and maintain life insurance for the benefit

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of your estate to cover the exercise price of vested and unexercised stock options held by you in the event of your death.

         You will not be entitled to any additional payments, salary, bonus or benefits in the event of termination for Cause. For the purposes of this Agreement, "Cause" means a determination by a majority of the Board in its reasonable judgment (after providing written notice to you specifying in reasonable detail the specific conduct that it considers to constitute cause and stating the date, time and place for a special board meeting to consider the same and after providing you and your counsel the opportunity to be heard at such board meeting) that you have (a) engaged in acts in violation of the law,
(b) breached your fiduciary duty to the Company or duties of loyalty or care to the Company, (c) willfully disobeyed the good faith, lawful policies or instructions of the Board, or (d) violated the provisions of Paragraph 9 of this Agreement. For the purposes of this Agreement, "Constructive Termination" means a material diminution of duties, change in title or reporting relationship, change in location or reduction in base salary or Benefits.

10. CHANGE OF CONTROL. The stock options described in this Agreement will provide for 24 months acceleration of vesting (or comparable reduction in the Company's right to repurchase your shares with respect to the nonqualified Time Vesting Option) upon a Change of Control (as defined below) of the Company. In addition, if the Change of Control occurs before the end of the second fiscal year after grant of the Performance Stock Option, then the Company shall be deemed to have met 100% of Plan for any remaining quarters and fiscal year in the fiscal year during which such Change of Control occurs. For a period of 12 months following a Change of Control of the Company, if your employment is terminated by the Company for any reason other than for Cause or is terminated by Constructive Termination, you will be entitled to receive the severance benefits set forth in Paragraph 8 above. For the purposes of this Agreement, "Change of Control" means any sale of all or substantially all of the Company's assets or any merger, consolidation or stock sales which results in the holders of the Company's capital stock immediately prior to such transaction owning less than 50% of the voting power of the Company's capital stock immediately after such transaction.

11. STANDARD EMPLOYEE AGREEMENTS. Like all Company employees, you will be expected to sign and comply with an Employee Confidentiality Agreement (the "Employee NDA") which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention or other trade secrets created during your employment with the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You also agree that, during the term of your employment with the Company and for one year thereafter, you will not actively engage in any other employment, occupation, consulting or other business that directly or indirectly competes with the business in which the Company is now involved or becomes involved during the term of your employment; will not divert existing or prospective customers of the Company; will not solicit or hire any Company employees; and will not engage in any other activities that conflict with your obligations to the Company. You will also be expected to sign stock option agreements in form and substance satisfactory to the Company for the stock options described in this Agreement.

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12. BUSINESS EXPENSES. You will be entitled to reimbursement by the Company for all reasonable business expenses that you incur or pay in the performance of your duties and responsibilities hereunder (including but not limited to travel and automobile), subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

13. AT -WILL EMPLOYMENT. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason, subject to the Company's obligations set forth in this offer letter.

14. START DATE. Your employment with the Company will commence at a date to be mutually determined but no later than full-time on Tuesday, February 1, 2000.

15. EXPIRATION. This offer expires January 31, 2000.

16. FEDERAL IMMIGRATION LAW. For purpose of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your commencement date, or our employment relationship with you may be terminated.

17. ENTIRE AGREEMENT. This Agreement, together with your stock option agreements, and your Employee NDA, constitutes the entire agreement between the parties and supersedes all other agreements or understandings.

         Bob, on behalf of the Board, let me indicate how pleased I am to extend this offer, and how much I look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

                                                Sincerely,

                                                ON Technology Corporation


                                                By:
                                                   ---------------------------

                                                Title:
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The forgoing terms and conditions are hereby accepted:

Signed:
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           Robert L. Doretti

Date:
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Indicated Start Date:
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